Savient Pharmaceuticals, Inc.

SVNT

Q4 2009 Earnings Call

February 26, 2010

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to Savient's Fourth Quarter Year-End 2009 Financial Results Conference Call. Following management's prepared remarks we will hold a question-and-answer-session. Instructions will follow at that time. As a reminder, this call is being recorded today, February 26, 2010.

I would now like to turn the conference over to Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Please go ahead sir.

Philip K. Yachmetz, Senior Vice President and General Counsel

Good morning and welcome to the latest last minute addition to the 2010 Winter Olympics, the Savient Pharmaceuticals' fourth quarter year-end 2009 financial results conference call. Yesterday, we issued a press release providing financial results and highlights to the fourth quarter and year-end 2009. This press release is available on our website at www.savient.com.

Before today's conference call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss our actions and efforts in support of our planned resubmission of the KRYSTEXXA pegloticase BLA, the results of the reversion to and revalidation of the Phase 3 manufacturing process, whether our third-party contract manufacturing organization will successfully address the deficiencies and observations cited by the FDA at its facility, the timing of our BLA resubmission to the FDA in response to the complete response letter, the efficacy and safety of KRYSTEXXA, potential FDA approval for KRYSTEXXA, our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with secondary supply sources for KRYSTEXXA, the potential market acceptance of KRYSTEXXA if approved and related matters, no inference of the overall success with respect to these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review the company's filings with the Securities and Exchange Commission, including without limitation, our quarterly report on Form 10-Q, our Annual Report on Form 10-K, and a press release issued by the company yesterday, February 25, 2010, each of which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call will contain time-sensitive information that is accurate only as of the date of this live broadcast, February 26, 2010. We undertake no obligation to revise or update any statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is Paul Hamelin, our President and David Gionco, our Group Vice President and Chief Financial Officer. At this time, I'd like to turn the call over to Paul Hamelin.

Paul Hamelin, President

Thank you, Philip. Good morning everyone and thank you for joining us today. In today's call I would like to discuss the continued operational progress we've made towards our resubmission for KRYSTEXXA, and then I'd like to turn the call over to David Gionco, our Chief Financial Officer, who will review our fourth quarter and year-end 2009 financial results. And then we'll open up the call for some questions.

Clearly, our top operational priority is and continues to be our resubmission of KRYSTEXXA application seeking regulatory approval for KRYSTEXXA or pegloticase for the treatment of chronic gout in patients who are refractory to conventional therapy. In the last five months, since our Type A meeting with the FDA, we've worked hard to correct the deficiencies noted in the complete response letter and to generate the data required on the manufacturing of the validation batches, which were discussed with FDA back in September.

Today, we confirm that we expect to file our resubmission with the FDA during the month of March. We are in the final stages of quality control checking of approximately 170 individual documents that are included in this resubmission and in the administrative phase of uploading them into the appropriate systems for submission to the FDA, and this will just take us a little longer to complete. We know from our discussions in our Type A meeting with the FDA that we will - that our resubmission will be designated for a Class 2 review and therefore we anticipate receiving a new PDUFA date of approximately six months from our date of resubmission and we look forward to informing you publicly of our resubmission at the time of filing later in March.

At this time, I'd like to provide some additional details on our efforts. First, our CMC validation program. As you'll recall, we agreed with the FDA in September to revert back to the 11 millimolar PEG concentration, which we used to produce the Phase 3 clinical lot. We produced three validation batches using that original PEG concentration. We completed the manufacturing of these batches in November and all of these batches went on stability testing very early in December. We've received the analytical test results performed on these batches. Based on the results, we believe that we've successfully reverted to the Phase 3 manufacturing process and that the pegloticase API drug substance and final drug product produced in this validation campaign are comparable to the material used in the Phase 3 trials.

Another important component of the CMC resubmission is the tightening and setting of specifications for these analytical tests. With the analytical data now generated from these validation batches, we've now completed the work of tightening and setting analytical test specifications throughout the manufacturing process. And this was based on our discussions and written minutes from our Type A meeting, where we discussed these matters with the FDA and will be in our resubmission.

A second important achievement in the resubmission is to provide the FDA with an update with respect to the remediation of the observations arising from our FDA pre-approval inspection of our manufacturing facility of our primary third-party API manufacturer. You'll recall that we discussed in recent weeks that in October, the FDA sent our third-party manufacturing partner a letter indicating that the originally proposed correction plan, which was submitted back in July was inadequate.

In November and December of 2009, our third-party manufacturer submitted to the FDA documentation of the steps that they had completed at that time and the extensive additional plans outlining a continuous quality improvement program to address these issues. And as part of that quality improvement program, our third-party manufacturer committed to the agency to provide future periodic updates.

We want to report today that earlier this month on February 2 the FDA sent another letter to our contract manufacturing partner, acknowledging receipt of the November and December responses and stating that the corrective actions implemented and the additional commitments made appear to address the FDA's concerns. The FDA also stated in this February 2 letter that it will verify these corrective actions and additional commitments during the FDA's next inspection of their facility. At this juncture, we expect that the FDA will schedule its next re-inspection of their facility prior to making its final decision on our BLA resubmission.

The third important segment of the resubmission is to include an integrated safety summary report that follows the 120-day safety update previously submitted from our KRYSTEXXA Phase 3 trial. The results of this integrated safety summary show that the overall safety profile is very similar to what was reported in the 120-day safety update and notably there were no new safety signals identified. There is no evidence of any change in the cardiovascular safety profile of KRYSTEXXA in the open label study and no evidence of cumulative immunogenicity risk due to continued drug exposure.

The last area addressed in the complete response letter is for the company to submit an updated REMS plan and our next review of the product label. These documents are all now complete and are in final stages of preparation being placed into an eCTD format for the resubmission. In summary, I'd like to reaffirm that we're planning to file our resubmission for our BLA for KRYSTEXXA to the FDA during the month of March.

And at this time, I'd like to turn the call over to David Gionco, our Chief Financial Officer. And David, by the way, congratulations to your team for closing the financial books for 2009 and completing the independent financial audit in an efficient and timely manner. Given that we are on, we are a larger accelerated filing timeline, this is no small feat for such a small company as ours. David?

David Gionco, Group Vice President and Chief Financial Officer

Thank you, Paul. Let's review the fourth quarter and year-end 2009 financial results and highlights that we reported in last night's press release. Since I will only be discussing highlights from our financial results, I refer you to our Annual Report on Form 10-K for more specifics and details. We plan to file our Form 10-K on Monday, March 1.

We ended the 2009 year with $108.2 million in cash and short-term investments, an increase of $29.6 million from year-end 2008. In October 2009, we raised $61.4 million in cash from an underwritten public offering of 4.9 million shares of our common stock. The net loss for the fourth quarter of 2009 was $0.2 million or $0.00 per share, compared with a net loss of $24.2 million or $0.45 per share for the fourth quarter a year ago.

Significantly offsetting our net loss for the quarter ended December 31, 2009, is a non-cash gain of $12.4 million or $0.19 per share due to a valuation adjustment on our warrants that we issued in connection with our April 2009 registered direct offering. On a non-Generally Accepted Accounting Principles basis, which we refer to as GAAP and excluding the $12.4 million valuation adjustment on our warrant liability, our net loss for the fourth quarter of 2009 was $12.6 million or $0.19 per share.

The net loss for the year ended December 31, 2009 was $90.9 million or $1.51 per share, compared with a net loss of $84.2 million or $1.50 per share for the prior year. Looking more closely at the details, total revenues for the fourth quarter of 2009 were $900,000, a reduction of $200,000 from the same period in 2008. Revenue for the year ended December 31, 2009, was $3 million, also a decrease of $200,000 versus the prior year. The slightly lower revenues primarily resulted from decreased product sales of our authorized generic product oxandrolone, as a result of increased generic competition.

Research and development expenses were $9.7 million in the fourth quarter of 2009, down from $17.7 million in the fourth quarter of 2008, a decrease of $8 million. The lower expenses were primarily due to decreased technology transfer costs from our proposed secondary source supplier of pegloticase drug substance as the majority of the work was completed during 2008, large raw material purchases in the prior year and the wind down of clinical activities relating to our Open Label Extension study for KRYSTEXXA.

Full year 2009 R&D expenses were $51.7 million, $3.8 million lower than 2008. The reasons for this decrease were consistent with the reasons just discussed for the quarter. Selling, general, and administrative expenses were $5.4 million in the fourth quarter of 2009, a decrease of approximately $2.9 million from the same period in 2008. The lower costs were primarily due to increased marketing expenses, I'm sorry decreased marketing expenses in preparation of a commercial loss - commercial launch for KRYSTEXXA as the FDA's marketing review has been delayed.

Full year 2009 SG&A expenses were $30.8 million, $4.8 million lower than 2008. The decrease was primarily due to lower outside legal fees as the prior year reflects expenses for Oxandrin-related patent infringement litigation and decreased marketing costs. Going forward, we believe that we have the resources to sustain operations through the regulatory review process for KRYSTEXXA and beyond, and we'll continue to remain financially prudent in regards to cost containment.

This concludes the financial piece of the conference call. I'd like to now turn the call over to Paul.

Paul Hamelin, President

Thanks, David. We firmly believe that KRYSTEXXA is a novel biologic, targeting an unmet medical need and we continue to believe that KRYSTEXXA has the potential to change the paradigm of treatment available to this unique patient population. Based on our focused efforts during the past year and particularly the last five months, we believe we enter into 2010 well poised to file our resubmission and more importantly to receive marketing approval for KRYSTEXXA in the United States later this year.

Operator, at this time, I'd like to open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions]. Our first question comes from Cory Kasimov from J.P. Morgan Securities. Your question please.

Q - Cory Kasimov: Good morning guys. And thank you for taking the questions. First one is on the manufacturing validation campaign. I realize you have to be careful and say that you believe you've successfully demonstrated comparability, but how clear was the FDA in discussing the, I guess the variability margins with you before starting this process?

A - Paul Hamelin: Yeah, Cory that relates back to our Type A meeting that we had in September and if you'll recall, we reported coming out of that meeting in a conference call that we felt that we had gotten a lot of specificity in our discussions and in the follow-up written minutes from that Type A meeting. So we went through in - with a great deal of care and caution and open dialogue with the agency and we got very good guidance from them.

Q - Cory Kasimov: Okay.

A - Paul Hamelin: So I think it's on the basis of getting that very good guidance and now with having produced these three validation batches, looked at all the analytics, I think we're in very good shape.

Q - Cory Kasimov: Okay, that's encouraging. And then my next question is strategic related, if you can update us on your current strategic thinking overall where you stand and if you still don't have a partner or other, at what point do you start building internal commercial infrastructure to launch KRYSTEXXA?

A - Paul Hamelin: Yeah. We still remain committed to partnerships. We're very much open to worldwide partnerships or any other kind of strategic transaction that might come our way, as a way of opening up the opportunity if you will for KRYSTEXXA. If however a partnership or a strategic transaction does not culminate we are prepared to launch in order to get this product, which has such incredible clinical benefits out to this deserving population here in the United States. And so, we'll be prepared for that.

More specifically and directly Cory to your question, when will we pick back up those commercial activities. We completed so many activities commercially last year that we will wait until very close to the PDUFA date probably starting back up maybe about 90 days in advance of PDUFA to reengage commercially, to prepare ourselves for a launch. And again that's under the scenario that we've not had a transaction or a worldwide partnership announced.

Q - Cory Kasimov: Okay, that's helpful. And then my last question is just more of a housekeeping one. How should we be thinking about R&D trends in 2010 and beyond, is the fourth quarter a pretty good run rate or is it going to drop even further from there?

A - Paul Hamelin: Yeah. The fourth quarter, as you know, we took a lot of steps to reduce our burn. And in addition to that as you know, the Open Label Extension study was concluded and we don't have any patients on drug therapy anymore. So I think our fourth quarter burn rate diminished significantly and I think that's a good look, but I'm going to turn it over to David to just kind of fill that out just a bit more.

A - David Gionco: Yeah. Just following up on what Paul said, I would say Q1 of 2010 will be similar to Q4 of 2009. We might see a little bit of a ramp up in R&D expenses in Q2 due to our activities related to our secondary source supplier of KRYSTEXXA, and then it will continue to ramp down in Q3 and in Q4.

Q - Cory Kasimov: Great. Thanks for taking the questions.

A - David Gionco: Thank you, Cory.

A - Paul Hamelin: Sure.

Operator: Thank you. Our next question comes from Salveen Kochnover from Collins Stewart. Your question please.

Q - Salveen Kochnover: Just want to drill a little bit down into the BTG letter, was there something specific in the letter that makes you guys think that it needs to be reinspected as a pre-requisitive to approval or is it possible that that could come post-approval?

A - Paul Hamelin: Well ultimately the FDA, once we resubmit will make its decision whether a reinspection is necessary and in what timeframe. We're planning that there will be a reinspection, but ultimately it will be the decision of the agency. The importance of what we are announcing earlier today was that on February 2, a few weeks ago, we got a letter from the agency that said, we've completed our evaluation of your November and December responses to the untitled letter of October 16. And the corrective actions implemented and the additional commitments made appear to address our concerns. They went on to continue then to say these will be verified during our next FDA GMP inspection of your facility. So we know they will eventually inspect, we will find out the timing of that inspection, after we go through and do our resubmission. We are preparing for that inspection, but again it will come down to whether the agency wants to do it or not.

Q - Salveen Kochnover: Okay. And then my last question is I wonder if you can give us an update on the European filing?

A - Paul Hamelin: Yeah. The European filing as we've stated earlier always takes a second priority in our work plans here to the resubmission and so we've initiated some activities, but our focus is finishing our U.S resubmission. We're still looking to file in Europe by year-end 2010.

Q - Salveen Kochnover>: Thank you.

Operator: Thank you. Our next question comes from Andrew Vaino from Roth Capital. Your question please.

Q - Andrew Vaino: Thanks for taking my call. Just to drill down a smidge on the change in the manufacturing process. For example, if you were to take the GPC plots of one of the new samples of your drug product and compare that to a GPC sample of the old product, would there be much difference?

A - Paul Hamelin: I'm not sure Andrew, what you're referring to GPC?

Q - Andrew Vaino: Gel Permeation Chromatography.

A - Paul Hamelin: That's not one of the standard tests that we do within our battery. So we do the test that the agency has required of us, throughout our batches.

Q - Andrew Vaino: So how do you determine molecular weight then?

A - Paul Hamelin: Oh, so from - well from a molecular weight standpoint, we know in our three batches of validation that we just completed that the molecular weight is virtually identical to the molecular weight of the Phase 3 compound, and that's why I said earlier, we sat down with the agency and we know all the way from the beginning to the end what specifications and tests the agency wants. And so, we've consistently run those tests on these batches and the data looks very comparable to the Phase 3 material.

Q - Andrew Vaino: Okay, but more specifically, what test is it you do to establish molecular weight?

A - Paul Hamelin: Well Andrew, I'm going to have to get back to you on exactly what that test is. I'm not a technical expert or manufacturing expert and we have almost 70 different tests that we do in this entire manufacturing campaign on each batch. So I'm not quite as familiar as probably what you would like in answering that question, but let me get back to you on that.

Q - Andrew Vaino: Okay. And secondly since you do have at least molecular weight data what was the standard deviation between batches, my recollection is you guys had probably done what 15 or 16 batches now?

A - Paul Hamelin: Well we've done that's right kind of mid teens in total batches, it depends on the specifications. Some specifications the FDA has agreed with us, we can use not only the data from the three current validation batches, but we can use all of our former batches as well. In other specifications, the agency has said they want us to use the data only from the Phase 3 batch and the three new batches. And so again test by test varies as to the number of batches that we can use to set the specs. In general, then the specifications that we're using anywhere from two to four standard deviations just depending on the test and the amount of data that we have.

And again that was a lot of the discussion that we had at the Type A meeting with the FDA to determine what they felt were acceptable ranges and limits on these various tests. And that was again the importance of having that Type A meeting face to face, so that we could understand their thinking and it would guide us as to what kind of standard deviations we would, that they would accept on the various tests that we're conducting.

Q - Andrew Vaino: Okay. I'm still not totally clear though, what standard deviation in terms of number of PEG units was, was it between two and four or what's the actual figure?

A - Paul Hamelin: No Andrew each test of the 70 different tests has a different specification and they can have different levels of standard deviation based on the number of batches that we run.

Q - Andrew Vaino: So, I get that, my question is though what is the standard deviation in the specific number of PEGs attached per enzyme?

A - Philip Yachmetz: Andrew, are you talking PEG to protein ratio?

Q - Andrew Vaino: Yes, exactly.

A - Philip Yachmetz: Because you went from molecular weight to PEG to protein ratio.

Q - Andrew Vaino: Yeah.

A - Philip Yachmetz: We're still using PEG to protein plus or minus one.

Q - Andrew Vaino: Okay.

A - Paul Hamelin: And that was, sorry Andrew, I didn't understand where you were going with PEG to protein ratio. That was also part of our discussion at the Type A meeting. And the agency was very comfortable with us using that plus or minus one. And they stated that and agreed with us and again we have that in the minutes and that's what we're using in our resubmission. My apologies for not quite understanding your question.

Operator: Thank you. Our next question comes from Joseph Schwartz from Leerink. Your question, please.

Q - Joseph Schwartz: Thanks. What is the timeline for the three batches to be produced at Diosynth?

A - Paul Hamelin: Yeah. Those next - that will be the Diosynth's validation runs and those are scheduled for second and third quarter of this year. And that's what David was referring to earlier about seeing slight increase in the R&D expenses also associated with those quarters as we run those three validation or conformance batches.

Q - Joseph Schwartz: Okay. And how difficult do you think it will be to establish comparability for the product produced there versus the product that you've produced at BTG, and how will you communicate the results of those runs?

A - Paul Hamelin: Yeah. We remain optimistic that we'll be able to demonstrate through analytic testing the comparability between the material made at BTG and at Diosynth. But ultimately the response will be geared by, we have to see the data from those three validation batches. But I think, at this point in time, we feel pretty confident that we'll able to show comparability, but the data in the end is what will be important.

Q - Joseph Schwartz: And can your existing manufacturing capacity fulfill the entire market as you view it, 170,000 or so patients?

A - Paul Hamelin: Yeah. We have felt for quite a while that we could source enough material out of BTG, our contract manufacturing organization, to be able to support launches in multiple countries around the world inclusive of the United States. We wanted a second source supplier for several different reasons. One is we want to ensure that we've got a redundancy in our production process because BTG is in Israel and sometimes political stabilities might cause some supply problems long-term. So we wanted to diversify our business risk, having a second supplier.

The second reason for bringing on a second supplier is that we hope that if the drug continues to get registered and approved and penetrating in markets around the world, the demand will increase and so we wanted to ensure that we had long-term supply chain material. And then third, it just provides us an opportunity to reduce our cost of goods by going to a second supplier like a Diosynth. So those are the intermediate and long-term reasons for bringing on another supplier, but we feel very confident in our current CMO and BTG to be able to supply product for the United States and several other countries that we would wish to initially launch in.

Q - Joseph Schwartz: And just this one follow-up if I could. Do companies that you're talking to from a strategic perspective view the value proposition for KRYSTEXXA more as a specialty rheumatology drug or something like a high value orphan biologic given that there's increase in - interest in orphan markets from large pharma?

A - Paul Hamelin: Well Joe, I appreciate the question, but we have stated for a while now that we were not going to comment whether or not or, and any kind of conversations that we may or may not be having with third parties, so I'm going to leave it at that.

Operator: Thank you. Our next question comes from Craig Gordon from Cowen and Company. Your question, please.

Q - Craig Gordon: Hi, thank you. Congratulations on all of your progress. Just a couple questions. First, I believe last time you had mentioned that you would be submitting data from your stability on the three batches approximately one-month prior to PDUFA date. Is that still the plan or has that changed at all?

A - Paul Hamelin: That plan has not changed and just to kind of review the timelines, Cory [sic] Craig that - the three batches went up on stability in early December of last year and we are poised now to do a resubmission in March as we've said earlier. So if you look at that timeline, a six month review Type 2 review of resubmission in March would be then completion in September. And since we have stability put up in December, six months from there would be the May, June timeframe.

So you see we'll be able to submit the data in the course of the summer in advance of the September, and working back from September one month earlier would be kind of an August timeframe. So the sequence worked out very well and that's the plan and the agreement that we have with the agency and that's the plan that we're executing against.

Q - Craig Gordon: Great. And two more questions. First, how many can you - can you tell us how many batches you have continued to make since those three. I assume that you are confident enough that you continue to manufacture additional batches?

A - Paul Hamelin: Yeah. We have - we produced a fourth batch also in the fourth quarter of 2009 and then we have batches scheduled later this year in 2010, a number of batches that are scheduled in the late second quarter, third quarter, end of fourth quarter.

Q - Craig Gordon: Great. And my final question, with having the safety update both from the Open Label Extension and the Re-Exposure Study. Do you have any idea when we'd be able to see that data is that going to be for example at EULAR or any plans of that nature?

A - Paul Hamelin: Yeah, usually we take the opportunity as you know to release the data at some of the scientific forums and typically in the past, we've been doing it at EULAR and ACR. So, we'll continue to do that as we go forward.

Q - Craig Gordon: Great. Thank you very much.

Operator: Thank you. Our next question comes from Liisa Bayko from JMP Securities. Your question, please.

Q - Liisa Bayko: You know what, all my questions have actually been answered. So thanks a lot and good luck with everything.

A - Paul Hamelin: Good morning and thank you Liisa.

Operator: Thank you. Our next question comes from Gene Mack from Soleil Securities. Your question, please.

Q - Gene Mack: Thanks for taking the question. Actually - just on, I think you guys mentioned that there's been no patients on active drug since June 2009 and I'm just wondering since obviously there is probably no blind there anymore, can you tell us maybe just even qualitatively what might be going on with those patients and their gout or if their uric acid levels are being checked? What's happening there, are they hoping to get back on drug soon or any sort of qualitative measures you can give us with that, how those patients are doing?

A - Paul Hamelin: Sure. Yeah, just again to refresh everyone's memory of the timeframe, mid last summer, we stopped drug exposure in the Open Label Extension and we've had upwards of - I want to make sure I've got this number exactly correct, just give me a moment here. We had 95 patients, who finished drug therapy for at least 18 months and 63 patients had drug exposure between 24 and 30 months. That includes their Open Label Extension drug exposure. So there's a lot of good long-term drug exposure. All patients stopped the therapy then last summer and yet we continue to watch them in an observation, a drug free observation period. And the first thing that's important about all of this is of course the safety endpoints and that is what I reported earlier in our call here and in our press release back in January.

Safety profile looks very, very consistent with all the safety profile that we've reported earlier. Qualitatively, we know the patients continue to do well on therapy. We continue to see improvements in the clinical benefits. We'll report a lot more on that through the scientific forums in the future at - future EULARs and future ACRs. But patients remain on drug and continue to want to be on drug, but we needed to at this point in time, move to a drug free interval and begin to close down the Open Label Extension. So we're very pleased with the results and I think ultimately here now going back and thinking back to the conversations we've had with the FDA over three and a half years about the design of this trial, I think this has given us all a great deal of confidence that the safety profile that we saw in six months worth of therapy is very consistent even if you're on therapy out to 30 months and that was the goal of the program.

Q - Gene Mack: Okay maybe I misunderstood a little bit. I was, it was my understanding that most patients are off now and I was, my question was more about where there, basically where their serum uric acid levels are now, are they creeping backup, is it gout, are you seeing, gout flare rebounds or any sort of tophi rebound that kind of thing?

A - Paul Hamelin: No, I understand your question Gene and at this point in time we've not reported out any of the efficacy parameters that you're looking for. I will say that on earlier discussions on this we know that as patients continue to remain on drug therapy beyond six months going out to 12 and out to 18 months, we've reported, if those patients continue to be, see flares reduced, many of these patients are actually flare free for a quite significant amount of time.

We know their tophi continue to disappear and many of these patients have total resolution of many or if not all tophi. So we see continued clinical improvement. At this point in time, we've not commented though about post-drug use, what's the status of their serum uric acid, but you would predict that patient serum uric acid would come back up after drug therapy and again I believe that's, we believe that's exactly what we'll end up seeing as we look closer and closer at the efficacy for these patients out to 30 months.

Q - Gene Mack: Okay, great. And then could you just remind us real quick on where the label discussions and REMS program discussions are?

A - Paul Hamelin: Yeah. We've had excellent discussions with the agency. We have all of our materials now, our REMS materials and our label are complete, and we're going to be submitting that here in March as part of our resubmission. So we've had multiple turns of the label with the agency and we've had very good crisp, clear guidance on our REMS program and those are very straight forward.

Q - Gene Mack: Anything specific on black box warning?

A - Paul Hamelin: No in all of these dialogues and conversations there has never been a black box in our label. Again I don't want to suggest that it couldn't change, I mean anything is possible as we continue to go the review process forward. But certainly on the multiple interactions we've had there's never been a black box in discussions with KRYSTEXXA at this time.

Q - Gene Mack: Thanks, Paul.

Operator: Thank you. Our next question comes from Eun Yang from Jefferies & Company. Your question please.

Q - Eun Yang: Thanks very much. The follow-up on the Open Label Study ending, now that's it's over in the future are you planning to begin kind of a retreatment study for KRYSTEXXA?

A - Paul Hamelin: Well our next tests with the Open Label Extension is we still need to finalize a final study report. So we're still closing down that study collecting patient data and analyzing patient data. We've analyzed it for safety purposes, which is what I reported earlier, that's what's going into our resubmission, that's what the agency asked for us to do. But we'll continue to analyze the data and put together a final study report.

We will then as to an earlier question begin reporting the efficacy portion of that OLE at future scientific meetings as well. Post approval we will then conduct what we hope to be a number of other clinical trials post approval to help broaden label, to help work into additional patient populations, which we feel KRYSTEXXA would be a terrific treatment for. So, we will do additional trials post approval in order to broaden our overall label and indication.

Q - Eun Yang: Thank you. And my last question - next question is, if I heard you correctly Paul, I think you mentioned that the next inspection date is going to be scheduled before you file your response - the complete response in March? Is that correct?

A - Paul Hamelin: No, I apologize if that's what you interpreted because we will do our resubmission in March and then that will give us the opportunity to ask the agency, when and if they will do a re-inspection. Our working assumption is that they will schedule a re-inspection sometime between March our filing and then the next PDUFA date, which will be six months later. So that's our working assumption, but right now, nothing has been scheduled.

Q - Eun Yang: Okay. Thanks for clarification.

Operator: Thank you. Our next question comes from Carol Werther from Summer Street. Your question please.

Q - Carol Werther: I know - could you give us some cash burn guidance for 2010?

A - David Gionco: Yeah, sure Carol. If you look at our press release, our cash burn if you weed out special one time items, our cash burn in the fourth quarter of 2009 was approximately $15 million for the quarter. I would estimate that the first two quarters of 2010 will approximate that cash burn level. And then I would also estimate in the second half of 2010 that our cash burn would be reduced. It would improve approximately by about 30% in the second half of 2010.

Q - Carol Werther: And what do you anticipate the launch cost to be?

A - Paul Hamelin: Typically, in the past, Carol we've not given out a lot of guidance in terms of what we think the overall cost structure is. However, we have stated that we feel we need 60 sales representatives to efficiently market to the rheumatologists and nephrologists and the infusion clinics here in the United States. And to support that 60 person sales force, which I want to make very clear, we would not hire until after we have received final approval.

In order to support the 60 people, we would need six district managers. And then we would need some additional infrastructure here in the home office. But again all total, you're probably looking at no more than about 80 to 90 people to be able to between internal infrastructure and the 60 field people in order to be able to effectively launch this in the United States and that would factor into our overall launch expenses, right.

A - David Gionco: Carol just to be clear those estimates I just provided assume that we enter into a strategic partnership. They do not assume that we independently commercialize the drug ourselves. If that would be the case, our burn would significantly increase in the summer throughout the remaining part of 2010.

Q - Carol Werther: Okay, that's really helpful. And then just lastly do you expect the pivotal trial data to be published this year and what data did you submit to EULAR?

A - Paul Hamelin: Yeah we're in the process - we have a number of publications that we have submitted. When and which journals and how they will be published is up in the air right now. That's on an individual publication basis. At EULAR this year we've not submitted a lot of clinical data for EULAR this year.

We have a lot of health economics data that we put together that will constitute activities at EULAR and the reason for doing that is there's a lot of additional work that needs to be done in Europe from a health economic modeling standpoint. And so we tend to want to focus more of our economic messaging at EULAR and more of our clinical messaging if you will here at ACR. And yes we'll take the opportunity for both economic and clinical data at both forums, but this year we're focusing more on the economics in Europe and more of the clinical aspects in - at ACR.

Q - Carol Werther: Great. Thank you very much.

Operator: Thank you. And thank you ladies and gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.